CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (paragraph 4.2(f)) of the Agreement and Plan of Reorganization for DWS Money Funds (the Trust) included in the Prospectus/Proxy Statement that forms part of the Registration on Form N-14 of the Trust (File No. 333-136139) (“the N-14 Registration Statement”) and to the references to us included in the DWS Money Market Prime Series’ (the Fund) Prospectuses and Statements of Additional Information dated and August 1, 2006 which are incorporated into the N-14 Registration Statement, and to the incorporation into the N-14 Registration Statement of our report dated September 12, 2005, on the financial statements and financial highlights of the Fund included in the Annual Report dated July 31, 2005.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 18, 2006